Exhibit 10.6
Restricted Stock Agreement

This RESTRICTED STOCK AGREEMENT (this “Stock Agreement”), dated as of April 30, 2020 (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and Anders Gustafsson (the “Participant”), relating to restricted stock granted under the Zebra Technologies Corporation 2018 Long-Term Incentive Plan, as amended (the “Plan”). Capitalized terms used in this Stock Agreement without definitions shall have the meanings ascribed to such terms in the Plan.
1.Grant of Restricted Stock.
(a)Grant. Subject to the provisions of this Stock Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date 13,063 shares of the Company’s Class A Common Stock, $.01 par value per share (the “Restricted Stock”). This Stock Agreement shall be null and void unless the Participant accepts this Stock Agreement by either (i) electronically accepting this Stock Agreement through the Company’s electronic delivery and acceptance process operated by E*TRADE or (ii) executing this Stock Agreement in the space provided below and returning it to the Company, in each case not later than June 18, 2020.
(b)Non-transferability. Except as otherwise permitted under the Plan or this Stock Agreement, the Restricted Stock granted hereunder shall be non-transferable by the Participant during the Vesting Period set forth under Section 2 of this Stock Agreement.
2.Vesting of Restricted Stock.
(a)General Vesting Rule. Prior to vesting, Restricted Stock shall be forfeitable and non-transferable. The Restricted Stock shall vest over three (3) years (the “Vesting Period”), at a rate of one-third (1/3) of the Restricted Stock on each anniversary of the Grant Date, until the third anniversary of the Grant Date; provided, however, except as otherwise provided under this Stock Agreement, the Participant must remain employed by the Company or any Subsidiary continuously through the applicable vesting dates. The Restricted Stock vesting on the first two (2) anniversaries of the Grant Date shall be settled in whole shares of the Company’s Common Stock rounded down to the nearest whole share; and the restricted stock vesting on the third anniversary of the Grant Date shall be settled in whole shares of the Company’s Common Stock rounded down to the nearest whole share and cash for the value of any fractional share of Common Stock (rounded to the nearest hundredth).
(b)Additional Vesting Rules. Notwithstanding Section 2(a) or the Employment Agreement between the Company and the Participant effective as of September 4, 2007, as amended (the “Employment Agreement”), and unless otherwise determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors, the Restricted Stock shall be subject to the following additional vesting rules in the following circumstances:

a.Death or Disability. In the event the Participant’s employment with the Company is terminated due to Participant’s death or Disability, any unvested portion of the Restricted Stock as of the effective date of the Participant’s termination of employment shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment. “Disability” shall occur if the Participant is deemed disabled under the terms of the Employment Agreement.
b.Retirement, Good Reason or Termination by the Company other than for Cause. In the event the Participant’s employment with the Company is terminated due to Participant’s Retirement, or by reason of the Participant’s resignation for Good Reason, or by the Company other than for Cause, the number of shares of Restricted Stock that shall be vested as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment shall equal the number obtained by (x) multiplying (1) the total number of shares of Restricted Stock granted as of the Grant Date under Section 1(a) multiplied by (2) a fraction, the numerator of which is the number of days from but excluding the Grant Date and to and including the effective date of the Participant’s termination of employment, and the denominator of which is 1,095 and (y) subtracting from such product the number, if any, of shares of Restricted Stock that vested in accordance with Section 2(a) prior to the effective date of the Participant’s termination of employment. For purposes of this Stock Agreement, “Good Reason” and “Cause” have the meanings assigned to them in the Employment Agreement; and “Retirement” means the Participant’s voluntary termination of employment with the Company and/or any Subsidiary which meets or exceeds the Rule of 65. The “Rule of 65” means the sum of the Participant’s age (in years) and years of continuous service with the Company (including its predecessors) equals or exceeds sixty-five (65), provided that the Participant must meet both a minimum age of 55 and a minimum of five years of continuous service. For purposes of determining Rule of 65, years of age and service equal full years and full completed months.
c.Termination for Cause; Breach of Restrictive Covenants. In the event the Participant’s employment with the Company is terminated for Cause or the Participant breaches any of the Restrictive Covenants (as defined in Section 6), any unvested Restricted Stock shall be forfeited to the Company as of the date of the event giving rise to the termination for Cause.
d.Other Termination of Employment. In the event the Participant’s employment with the Company is terminated for any reason other than as provided in Section 2(b)(i), (ii) or (iii), any unvested Restricted Stock as of the effective date of the Participant’s termination of employment shall immediately be forfeited to the Company.
3.Rights While Holding Restricted Stock.
(a)Custody and Availability of Shares. The Company shall hold the shares of Restricted Stock subject to this Agreement in uncertificated, book-entry form registered in the Participant’s name until the Restricted Stock shall have vested, in whole or in part, pursuant to Section 2. Subject to Section 4, if and to the extent shares of Restricted Stock become vested, the

Company shall remove or cause the removal of the restrictions on transfer of such shares arising from this Stock Agreement. Such unrestricted shares shall be made available to the Participant in uncertificated, book-entry form registered in the Participant’s name.
(b)Rights as a Stockholder. During the period that shares of Restricted Stock remain unvested, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock including, but not limited to, the right to receive dividends paid on the shares of Restricted Stock and the full right to vote such shares.
(c)Section 83(b) Election. The Participant is not permitted to make a Section 83(b) election with respect to the Restricted Stock.
(d)Compliance with Federal and State Law and Company Policy. The Company may postpone issuing and delivering any Restricted Stock for so long as the Company reasonably determines to be necessary to satisfy the following:
a.its completing or amending any securities registration or qualification of the Restricted Stock or it or the Participant satisfying any exemption from registration under any federal, state or other law, rule, or regulation; and
b.the Participant complying with any federal, state or other tax withholding obligations or any Company policy related to insider trading.
4.Payment of Taxes. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance or vesting of the Restricted Stock, the Participant shall be required to pay such amount to the Company, as provided in Section 9.10 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the Restricted Stock and its vesting.
5.Change in Control. Subject to Section 9.8 of the Plan:
(a) Notwithstanding any provision in this Agreement, in the event of a Change in Control pursuant to Section 2.5(c) or (d) of the Plan in connection with which (i) holders of Shares receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act (and disregarding the payment of cash in lieu of fractional shares) and (ii) this Stock Agreement is assumed or provision is made for the continuation of this Stock Agreement, then subject to Section 4.3 of the Plan, this Stock Agreement shall continue in accordance with its terms, and there shall be substituted for each Share of Restricted Stock then subject to this Stock Agreement, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control. Notwithstanding the Employment Agreement, and unless otherwise determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors, in the event the Participant’s employment with the Company is terminated on or after the date of such Change in Control by reason of the Participant’s resignation for Good Reason or by Zebra other than for Cause, then any unvested Restricted Stock as of the effective date of the Participant’s termination of employment shall become fully vested as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment.
(b) Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control pursuant to Section 2.5(a) or (b) of the Plan, or in the event of a Change in Control pursuant to Section 2.5(c) or (d) of the Plan as to which Section 5(a) above does not apply, this Stock Agreement shall be surrendered to the Company by the Participant, and this Stock Agreement shall immediately be canceled by the Company, and the Participant shall receive, within 10 days following the effective date of the Change in Control, a cash payment from the Company in an amount equal to the number of Shares of unvested Restricted Stock as of the effective date of the Change in Control, multiplied by the greater of (i) the highest per Share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (ii) the Fair Market Value of a Share on the effective date of the Change in Control.
6.Confidentiality, Non-Solicitation and Non-Compete. The Participant agrees, understands, and acknowledges that by executing this Stock Agreement, the Participant shall be bound by, and shall abide by the restrictive covenants set forth in Exhibit A of this Stock Agreement (the “Restrictive Covenants”). The Participant further agrees, understands and acknowledges that the scope and duration of the Restrictive Covenants contained in this Stock Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Subsidiaries, and that the Compensation Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restrictions on the Restricted Stock, to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6.
7.Right of Setoff; Recoupment.
(a)Right of Setoff. The Company or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Code Section 409A, deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with the Stock Agreement, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.  By accepting any Restricted Stock granted hereunder, the Participant agrees to any deduction or setoff under this Section 7(a).
(b)Termination of the Stock Agreement; Recoupment. The Stock Agreement shall terminate automatically and be subject to clawback and recoupment on the date the Participant violates a Restrictive Covenant or commits an act of theft, embezzlement of funds or fraud involving money or property of the Company or any Subsidiary. Any outstanding Restricted Stock, whether vested or unvested, shall terminate automatically as of the date of such violation of a Restrictive Covenant or commission of an act of theft, embezzlement or fraud and the Participant shall forfeit such Restricted Stock. With respect to any Restricted Stock that vested within the one-year period prior to the date of such violation of any Restrictive Covenant or commission of an act of theft, embezzlement or fraud, the Participant shall pay the Company, within forty-five (45) calendar days of receipt by the Participant of a written demand therefor, or pursuant to such other time frame as the Company, in its sole discretion, agrees to in writing with the Participant, an amount in cash determined by multiplying the number of such shares of Restricted Stock by the Fair Market Value of a Share on the date of such vesting. To the extent Participant does not pay within such forty-five (45) calendar day period, Participant shall pay to the Company interest on all unpaid amounts at the lower of eighteen percent (18%) per year or the highest rate allowed by applicable law, which interest shall become immediately due and payable.
(c)Injunctive Action. The Participant acknowledges that if he or she violates the terms of Sections 6 or 7, the injury that would be suffered by the Company and/or a Subsidiary as a result of a breach of the provisions of this Stock Agreement (including any Restrictive Covenant described in Section 6 or provision of Section 7(b)) would be irreparable and that an award of monetary damages to the Company and/or a Subsidiary for such a breach would be an inadequate remedy. Consequently, the Company and/or a Subsidiary will have the right, in addition to any other rights it may have, including the right to forfeiture and clawback under this Stock Agreement, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Stock Agreement, and the Company and/or a Subsidiary will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or Subsidiary’s rights under this Section 7 or any other remedies of the Company or a Subsidiary, if the Participant breaches any Restrictive Covenant described in Section 6 or the provisions of Section 7(b), the Company will have the right to cancel this Stock Agreement.
(d)Attorneys’ Fees. In addition to the rights available to the Company and its Subsidiaries under Sections 7(b) and (c), if the Participant violates the terms of Sections 6 or 7 at any time, the Company shall be entitled to reimbursement from the Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company or any Subsidiary in enforcing the Company’s or a Subsidiary’s rights under this Section 7. In addition to any injunctive relief sought under Section 7(c) and whether or not the Company or any Subsidiary elects to make any set-off in whole or in part, if the Company or any Subsidiary does not recover by means of set-off the full amount the Participant owes to the Company or any Subsidiary, calculated as set forth in this Section 7(d), the Participant agrees to immediately pay the unpaid balance to the Company or any Subsidiary.
(e)Clawback Policy; Recoupment. Notwithstanding any other provision of this Stock Agreement, any Restricted Stock granted under this Stock Agreement (including any amounts or benefits arising from such Restricted Stock) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s clawback policy, as it may be amended from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. The Company’s rights under the Policy shall be in addition to, and not in substitution of, the Company’s rights under this Agreement or otherwise and, in all events, the terms of the Policy shall prevail to the extent that the terms of the Policy conflict with this Stock Agreement or any other plan, program, agreement or arrangement.
8.Miscellaneous Provisions.
(a)No Service or Employment Rights. No provision of this Stock Agreement or of the Restricted Stock granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.
(b)Plan Document Governs. The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Stock Agreement by reference or are expressly cited. Any inconsistency between the Stock Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.
(c)Administration. This Stock Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee may adopt for administration of the Plan. It is expressly understood that the Compensation Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Stock Agreement, all of which shall be binding upon the Participant.
(d)No Vested Right in Future Awards. The Participant acknowledges and agrees (by accepting or executing this Stock Agreement) that the granting of Restricted Stock under this Stock Agreement is made on a fully discretionary basis by the Company and that this Stock Agreement does not lead to a vested right to further restricted stock or other awards in the future.
(e)Use of Personal Data. By accepting or executing this Stock Agreement, the Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.
(f)Severability. If a provision of this Stock Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or disregarding it (if not), and that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Stock Agreement; or the validity or enforceability in other jurisdictions of that or any other provision of this Stock Agreement.
(g)Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
(h)Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Corporate Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address (including any electronic mail address) as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time. The Participant hereby consents to electronic delivery of any notices that may be made hereunder.
(i)Counterparts. This Stock Agreement may be signed in counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
(j)Successors and Assigns. This Stock Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors and no consent is required from the Participant for such assignment.
(k)Change in Position. If the Company changes the Participant’s position or title with the Company and its Subsidiaries, or transfers the Participant from one affiliate to another, this Stock Agreement and my obligations hereunder will remain in force.
(l)Governing Law; Venue. This Stock Agreement, the Restricted Stock granted hereunder and any Exhibit shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any contrary conflict of laws. The parties further agree that any legal proceeding arising out of or relating to this Stock Agreement, the Restricted Stock granted hereunder and any Exhibit will be brought exclusively in any state or federal court of competent jurisdiction located within the State of Delaware and will not be commenced or maintained in any other court.
(m)Entire Agreement. This Stock Agreement, together with the Plan, constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction; provided, however, that to the extent any term of this Stock Agreement is inconsistent with the terms of any employment or similar agreement between Participant and the Company, such employment or similar agreement shall govern (so long as not in violation of the Plan).
(n)Amendment. Any amendment to this Stock Agreement shall be in writing and signed by an executive officer of the Company or the Director of Compensation and Benefits.
(o)Headings and Construction. The headings contained in this Stock Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Stock Agreement. This Stock Agreement is intended to be a stock right excluded from the requirements of Code Section 409A. The terms of this Stock Agreement shall be administered and construed in a manner consistent with the intent that it be a stock right excluded from the requirements of Code Section 409A.
(p)Miscellaneous. The Participant must agree to the terms of this Stock Agreement, including the Restrictive Covenants set forth in Exhibit A to in order to receive a grant of Restricted Stock hereunder. However, the Participant’s employment is not contingent upon doing so. The Participant is free to decline receipt of the grant of Restricted Stock under this Stock Agreement, and the attending restrictions set forth in Exhibit A and to continue working for the Company. The Participant also has the right to consult with an attorney before signing this Stock Agreement. The Participant has ten (10) business days to consider the same.

IN WITNESS WHEREOF, the Company has caused this Stock Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has electronically accepted this Stock Agreement through the Company’s electronic delivery and acceptance process operated by E*TRADE or hereunto set his hand, all as of the day and year first above written.